Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Interpace Biosciences, Inc.

Parsippany, New Jersey

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated April 22, 2020, except for the effects of the restatement discussed in Note 1B to the consolidated financial statements, as to which the date is January 19, 2021, relating to the consolidated financial statements and schedule of Interpace Biosciences, Inc. appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 2019.

/s/ BDO USA, LLP
Woodbridge, New Jersey

January 29, 2021